Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

April 2010 Performance Update

The Frontier Fund Supplement Dated April 30, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	April 30, 2010	April 30, 2010	NAV / Unit
	MTD	YTD
Balanced Series-3a	3.68%	3.62%	$121.86
Long/Short Commodity Series-3	4.07%	2.43%	$130.59

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of April 30, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$128,941.85
Unrealized trading gain/(loss)			8,544.93
Less: commissions			(3,976.69)
Less: FCM fees			(1,010.13)
Foreign currency gain/(loss)			112.83
Interest income			2,734.83

Total Income			135,347.62

EXPENSES

Trading Fee			4,376.41
Management fees			1,311.19
Incentive fees			26,908.86

Total Expenses			32,596.46

Net Income (Loss)			$102,751.16

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	23,960.64675	$2,816,313.50	117.54
Current month additions	1,951.19102	238,627.83
Current month redemptions	—	—
Net Income (loss) for current month		102,751.16

Net Asset Value, end of current month	25,911.83777	$3,157,692.49	121.86

	Monthly rate of return		3.68%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$603,166.77
Unrealized trading gain/(loss)			5,113.75
Less: commissions			(30,625.23)
Less: FCM fees			(4,526.89)
Foreign currency gain/(loss)			(158.28)
Interest income			10,355.79

Total Income			583,325.91

EXPENSES

Management fees			43,608.72
Incentive fees			98,359.68

Total Expenses			141,968.40

Net Income (Loss)			$441,357.51

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	86,570.14390	$10,863,007.78	125.48
Current month additions	35.66514	4,684.55
Current month redemptions	(1,615.74862)	(210,316.82)
Net Income (loss) for current month		441,357.51

Net Asset Value, end of current month	84,990.06042	$11,098,733.02	130.59

	Monthly rate of return		4.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 3